EXHIBIT 5.1

Warner Norcross & Judd LLP

Attorneys at Law

900 Fifth Third Center

111 Lyon Street, N.W.

Grand Rapids, Michigan 49504-2487

September 1, 2016

Chemical Financial Corporation

235 E. Main Street

Midland, Michigan 48640

Re:	Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement (File No. 333-210520) 3,509,323 Shares of Common Stock, Par Value $1.00 Per Share

Dear Ladies and Gentlemen:

We represent Chemical Financial Corporation, a Michigan corporation ("Chemical"), with respect to Post-Effective Amendment No. 1 to Form S-4 on Form S-8 Registration Statement (the "Amendment"), filed pursuant to the Securities Act of 1933, as amended (the "Act"), in connection with the merger (the "Merger") of Talmer Bancorp, Inc. ("Talmer") with and into Chemical pursuant to the terms of an Agreement and Plan of Merger, dated as of January 25, 2016, between Chemical and Talmer (the "Merger Agreement"). The Merger became effective on August 31, 2016.

This Amendment pertains to 3,509,323 shares of Chemical common stock (the "Shares"), previously registered under the Form S-4 Registration Statement (File No. 333-210520) (the "Registration Statement"), issuable upon the exercise of certain stock options issued under the Talmer Bancorp, Inc. 2009 Equity Incentive Plan (the "Plan") and converted into Chemical stock options (the "Stock Options") pursuant to the Merger.

As counsel for Chemical, we are familiar with its Articles of Incorporation and Bylaws and have reviewed, among other things, the following:

1.	The Merger Agreement;

2.	The Registration Statement;

3.	The Amendment;

4.	The Plan;

5.	Certain resolutions of Chemical’s board of directors; and

6.	Such other documents and records that we have deemed necessary or appropriate for purposes of rendering this opinion.

In our review, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and the authenticity of all documents submitted to us as originals or copies.

Based on the foregoing, we are of the opinion that, upon (i) the Amendment becoming effective under the Act; and (ii) the exercise of the Stock Options and the issuance of the Shares pursuant to the terms of the Plan, as applicable, the Shares will be validly issued, fully paid, and nonassessable.

These opinions, which are limited to the matters specifically referenced in this letter and are further limited to the laws of the State of Michigan and the federal laws of the United States of America, are effective as of the date of this opinion. No expansion of our opinions may be made by implication or otherwise. This opinion is for use in connection with the Registration Statement, as amended by the Amendment, and may not be relied on in connection with other matters.

We hereby consent to the filing of this opinion letter as an exhibit to the Amendment. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder.

Warner Norcross & Judd LLP

/s/ Charlie Goode
Charlie Goode A Partner